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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

_______________________________________________________________________________
1.   Name and Address of Reporting Person*

    Canadian Imperial Bank of Commerce
-------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

    Commerce Court West,     199 Bay Street
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                                    (Street)

   Toronto                   Ontario, Canada              M5L 1A2
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   (City)                            (State)                (Zip)

_______________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

     May 8, 2002
_______________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


_______________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

     DOV Pharmaceuticals, Inc.  (DOVP)
_______________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


_______________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


_______________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [_]  Form Filed by One Reporting Person

     [X]  Form Filed by More than One Reporting Person

===================================================================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
===================================================================================================================================

                                                                3. Ownership Form:
                                     2. Amount of Securities       Direct (D) or
1. Title of Security                    Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                           (Instr. 4)                 (Instr. 5)            (Instr. 4)
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
   Common Stock                          2,473,462                   (1)                  Held by subsidiary
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===================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*         If the Form is filed by more than one Reporting Person, see
          Instruction 5(b)(v).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED
 IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY
                            VALID OMB CONTROL NUMBER.

                            (Print of Type Responses)

                                                                         (Over)
                                                               (SEC 1473 (3/99)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

===================================================================================================================================
                                                                                                       5. Owner-
                                                    3. Title and Amount of Securities                     ship
                                                       Underlying Derivative Security                     Form of
                         2. Date Exercisable           (Instr. 4)                                         Derivative
                            and Expiration Date     ---------------------------------   4. Conver-        Security:
                            (Month/Day/Year)                               Amount          sion or        Direct      6. Nature of
                         ----------------------                            or              Exercise       (D) or         Indirect
                         Date       Expira-                                Number          Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of              Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares          Security       (Instr. 5)     (Instr. 5)
-----------------------------------------------------------------------------------------------------------------------------------

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===================================================================================================================================

Explanation of Responses:
(1) These shares are owned directly by CIBC World Markets, Inc., an indirect wholly owned subsidiary of Canadian Imperial Bank of Commerce. Accordingly, securities owned by CIBC World Markets may be regarded as being owned beneficially by Canadian Imperial Bank of Commerce.


  Canadian Imperial Bank of Commerce


  By:  /s/ Antonio Molestina                                 May 21, 2002
--------------------------------------------            -----------------------
  Name:  Antonio Molestina                                        Date
  Title: Senior Vice President and
         Deputy General Counsel

  **Signature of Reporting Person


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


                            (Print of Type Responses)

                             Joint Filer Information


Name:                       CIBC World Markets Corp.
Address:                    245 Park Avenue
                            New York, NY  10167

Designated Filer:           Canadian Imperial Bank of Commerce

Issuer & Ticker Symbol:     DOV Pharmaceuticals, Inc. (DOVP)
Date of Event
Requiring Statement:        May 8, 2002

Signature:                  /s/ Thomas Ortwein
                           -----------------------------
                           Name:  Thomas Ortwein
                           Title: Managing Director





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